Exhibit 99.1

Cumulus to Acquire Dial Global

Creates a Leading Independent Full-Service Radio Network

Deleveraging Transaction to be Funded with Proceeds from the Sale of Small Market

Radio Assets to Townsquare Media in Separate Transactions

ATLANTA, GA, August 30, 2013 – Cumulus Media Inc. (NASDAQ: CMLS) (“Cumulus” or the “Company”) announces a series of strategic transactions that solidifies the Company’s position as a leading producer of high quality content and continues to reshape its footprint focused on the top 100 markets.

The transactions announced today include:

•	Acquisition of Dial Global, Inc. for $260 million in cash (consisting of approximately $45 million attributable to equity and the retirement of $215 million of debt)

•	Sale of 53 radio stations in 12 small & mid-sized markets to Townsquare Media for $238 million in cash (inclusive of the acquisition of net working capital)

•	Swap with Townsquare Media of 15 radio stations in two small & mid-sized markets in exchange for the receipt of five stations in Fresno, California (market #68)

“These transactions give us the necessary scale to provide the marketing and enterprise solutions our advertising and affiliate partners require,” said Lew Dickey, CEO of Cumulus. “Our goal is to be the leading producer of premium audio content distributed through multiple platforms while continuing to build our broadcast platform in the top 100 U.S. markets.”

The acquisition of Dial Global will add sports, news, talk, music and programming services content – enabling Cumulus to provide a wider variety of options to approximately 10,000 U.S. radio stations, other media platforms and international platforms. New content acquired through the Dial Global acquisition will include NFL, NCAA, NASCAR, Olympics, AP Radio News, NBC News and other popular programming.

Cumulus expects the transaction to be deleveraging based upon identified cost synergies of approximately $40 million, with additional upside from revenue growth potential through the creation of new content vehicles for broadcast radio advertisers.

Additionally, Cumulus believes the opportunity exists to distribute premium, curated audio content across emerging new media platforms. Further, Cumulus intends to service broadcasters’ demands for premium content and enterprise solutions in Europe, the Americas and Australia.

The transactions are expected to close simultaneously following regulatory approval in the fourth quarter of 2013.

Jones Day is acting as legal counsel to Cumulus and Macquarie Capital is acting as financial advisor to Cumulus. Kirkland & Ellis LLP is acting as legal counsel to Dial Global.

Investor Call

Cumulus will host a teleconference on Tuesday, September 3, 2013 at 11:00 AM, Eastern Time, to discuss the pending transaction. The conference call dial-in number for domestic callers is 877-830-7699, and international callers should dial 660-422-3366 for call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

A copy of the slide presentation that will be used in the conference call will be filed with the SEC on a Form 8-K prior to the call.

Following completion of the call, a replay can be accessed until 12:00 AM Eastern Time, September 30, 2013. Domestic callers can access the replay by dialing 855-859-2056, replay code #4709426. International callers should dial 404-537-3406 for conference replay access.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding, among other things, the pending acquisition of Dial Global, expected earnings, revenues, cost savings, leverage, operations, business trends and other items, that are based on current expectations and estimates or assumptions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, Cumulus’ ability to complete the Dial Global acquisition, or the sale of stations to Townsquare Media, on the expected timeline, the failure to obtain necessary regulatory approvals or to satisfy any other conditions to the acquisition, the failure to realize the expected benefits of the acquisition, and general economic and business conditions that may affect the companies before or following the acquisition. For additional information regarding risks and uncertainties that may affect Cumulus, see the risk factors and other information contained in Cumulus’ filings made from time to time with the Securities and Exchange Commission, including its

Form 10-K for the year ended December 31, 2012 and subsequently filed periodic reports. Cumulus assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

ABOUT CUMULUS MEDIA INC.

Cumulus Media (NASDAQ: CMLS) is the largest pure-play radio broadcaster in the United States based on station count, with approximately 525 stations in 110 U.S. media markets, a fully-distributed programming network serving more than 5,500 affiliates nationwide and SweetJack, the local deals platform that is expected to serve 200 U.S. markets. Cumulus strives to create the next generation of radio broadcasting and digital enterprise based on great people and technological excellence. Cumulus provides high-quality local programming choices for listeners and advertisers, challenging career environments for employees and value opportunities for shareholders. For more information, visit www.cumulus.com.

ABOUT DIAL GLOBAL, INC.

Dial Global (OTC Pink: DIAL) is the largest independent national audio media company in the U.S., delivering compelling, engaging, and fully-integrated audio content to over 8,500+ radio stations and digital media companies. Dial Global’s powerful portfolio of iconic media, sports and entertainment brands, combined with some of the most recognized live events in the world, provide strong and unique brand engagement to over 225 million consumers each week. For more information, visit www.dialglobal.com.

Media Contact:

Davidson Goldin

212-319-3451 x640

david@goldinsolutions.com

www.goldinsolutions.com

Investor Relations Contact:

Collin Jones

Investor Relations

404-260-6600

collin@cumulus.com